                                SUB-ITEM 77(H)
                       CHANGES IN CONTROL OF REGISTRANT

In the month of January, 2012, the percentage of shares of DF Dent Midcap Growth Fund's (the "Fund") registered to DF Dent Profit Sharing Trust fell to 21.90% of the Fund’s outstanding shares and thus no longer controlled the Fund as of that date.